Exhibit 99.2

Tenet Announces Private Offering of
Senior Secured Notes

DALLAS — May 15, 2013 — Tenet Healthcare Corporation (NYSE: THC) announced today that it is offering to sell $1,050 million aggregate principal amount of senior secured notes maturing in 2021 through a private placement.  The senior secured notes will be guaranteed by and secured by a pledge of the capital stock and other ownership interests of certain of Tenet’s subsidiaries.  The proceeds from the offering will be used to purchase Tenet’s 8.875% senior secured notes due 2019 in a tender offer.

The notes being offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws.  As a result, they may not be offered or sold in the United States or to any U.S. persons, except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the notes are being offered only to “qualified institutional buyers” under Rule 144A of the Securities Act or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act.  A confidential offering memorandum for the senior secured notes, dated today, will be made available to such eligible persons.  The offering is being conducted in accordance with the terms and subject to the conditions set forth in the offering memorandum.

This news release is neither an offer to sell nor a solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Tenet Healthcare Corporation, a leading health care services company, through its subsidiaries operates 49 hospitals, 124 free-standing outpatient centers and Conifer Health Solutions, a leader in business process solutions for health care providers that serves over 600 hospital and other clients nationwide. Tenet’s hospitals and related health care facilities are committed to providing high quality care to patients in the communities they serve.

Media: Rick Black (469) 893-2647	Investors: Thomas Rice (469) 893-2522
Rick.Black@tenethealth.com	Thomas.Rice@tenethealth.com

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Some of the statements in this release may constitute forward-looking statements. Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2012, our quarterly reports on Form 10-Q and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.